Exhibit IX

NIB NORDIC INVESTMENT BANK | FINANCING THE FUTURE

Interim Management Statement
January to April 2017

Interim Management Statement
January to April 2017

Nordic Investment Bank	Interim Management Statement January–April 2017

Table of Contents

Ratios and key figures	3

President and CEO’s comment	4

Operating and financial review
Comprehensive income	5
Financial position	7

Financial statements

Statement of comprehensive income	10
Statement of financial position	11
Statement of changes in equity	12
Cash flow statement	13
Basis of preparation	14

Ratio definitions	14

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Nordic Investment Bank	Interim Management Statement January–April 2017

Ratios and key figures

in EUR millions unless otherwise specified	Apr 2017*	Apr 2016*	Dec 2016
Net interest income	80	75	242
Profit before net loan losses	103	56	232
Net profit	110	51	212
Loans disbursed	781	627	3,373
Loans agreed	610	865	4,363
Mandate fulfilment **	91%	100%	96%
Loans outstanding	16,681	15,658	16,640
Total assets	28,824	27,481	30,178
New debt issues	2,543	2,470	6,700
Debts evidenced by certificates	22,926	21,156	23,907
Total equity	3,398	3,157	3,275
Equity/total assets ***	11.8%	11.5%	10.9%
Profit/average equity ***	9.9%	4.9%	6.7%
Cost/income ***	14.2%	23.8%	16.1%
Number of employees (average during the period)	192	190	192

*	Unaudited figures, to be read in conjunction with NIB’s 2016 audited financial statements.
**	See page 8 for mandate fulfilment explanation.
***	See page 14 for ratio definitions.

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Nordic Investment Bank	Interim Management Statement January–April 2017

Comments on NIB’s financial figures for January–April 2017

The flow of deals in NIB’s lending continued to be at a high level, with a total of EUR 781 million in loans disbursed (Jan–Apr 2016: EUR 627 million). New loans agreed totalled EUR 610 million (Jan–Apr 2016: EUR 865 million).

Demand for long-term financing from the municipal sector in the Bank’s member countries has been a main driver. Proceeds have been used for upgrading and replacing infrastructure in the areas of water supply and wastewater treatment, as well as energy efficiency in public buildings, energy generation and distribution. Also in the private sector, NIB experienced good demand for long-term financing with loans disbursed to financial intermediates for on-lending to SMEs and to large member country corporates for investments in R&D.

The profit for the period amounted to EUR 110 million, up from EUR 51 million in the same period a year ago. The increase in earnings was primarily attributable to unrealised gains on financial operations of EUR 35 million, compared to unrealised losses of EUR 5 million in 2016. The unrealised gains arise from valuations of interest rate and currency swaps, which are used for hedging market risks in funding and loan transactions. The unrealised gains will reverse as the underlying financial transactions reach maturity.

The underlying profit (excluding net profit and loss on financial operations) increased by EUR 17 million to EUR 71 million. This increase was mainly attributed to a reversal of loan impairments and higher net interest income.

During the first four months, the Bank carried out 32 new funding transactions and raised EUR 2.5 billion, which accounts for close to half of this year’s funding plan. In January, the Bank issued its first USD benchmark for the year: a five-year, USD 1.25 billion global issue.

Given the good loan pipeline the deal flow and new disbursements are expected to continue at the same pace for the rest of the year.

Henrik Normann

President & CEO

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Nordic Investment Bank	Interim Management Statement January–April 2017

Operating and financial review

Jan-Apr 2017 compared to Jan-Apr 2016

Total comprehensive income

The net profit totalled EUR 110.3 million, up from EUR 50.8 million in the same period last year.

Total operating income increased from EUR 73.8 million in 2016 to EUR 120.2 million. Total operating expenses decreased by EUR 0.5 million to EUR 17 million, resulting in profit before net losses reaching EUR 103.2 million (Jan–Apr 2016: EUR 56.3 million).

Net profit from financial operations increased by EUR 42.7 million and was the main driver for the increase in operating income. The net profit on financial operations for the period Jan–Apr 2017 of EUR 39.4 included unrealised fair value gains of EUR 35.2 million and realised gains of EUR 4.2 million. The unrealised gains will reverse as the underlying financial transactions reach maturity. Other drivers include a EUR 5.1 million increase in interest income and loan impairment reversals of EUR 7.1 million.

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedging and this separated amount recorded in “Other comprehensive income” (OCI) amounted to EUR 12.4 million. In 2016, the amount was EUR -37.5 million with additional cash flow hedge reserve movements of EUR -3.1 million. The resulting total comprehensive income for the period amounted to EUR 122.7 million compared to EUR 10.2 million in 2016.

Net interest income

Net interest income for the period amounted to EUR 80.2 million (Jan–Apr 2016: EUR 75.2 million). The adverse impact of the negative interest rates has been mitigated by increased volumes of loans outstanding compared to the same period in 2016.

Net commission income and fees

Fee and commission income was EUR 0.7 million compared to EUR 2.0 million in 2016.

Tertial net profit

EUR m

Tertial net interest income

EUR m

Tertial net commission income and fees

EUR m

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Nordic Investment Bank	Interim Management Statement January–April 2017

Net profit on financial operations

The profit on financial operations totalled EUR 39.4 million, up EUR 42.7 million on a year ago. The result comprises realised profit of EUR 4.2 million and unrealised profit of EUR 35.2 million. The unrealised profit is driven by positive valuation effects from spread tightening as well as hedge accounting valuations. These gains are expected to reverse as the underlying transactions reach maturity.

Total operating expenses

Total operating expenses were in line with the previous year. The Bank continues to focus on costs to ensure an efficient cost/income ratio.

Net loan losses

Net loan losses decreased in the period under review due to loan impairment reversals. The credit quality of the total loan portfolio remains high, and the Bank continues to adopt a conservative approach to loan impairment provisions.

Other comprehensive income

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedging and this separated amount is recorded in OCI. The valuation of foreign currency basis spread will be zero upon maturity and, therefore, the amount recorded in OCI will not be reclassified to the income statement.

Tertial net profit on financial operations

EUR m

Tertial total operating expenses

EUR m

Tertial net loan losses

EUR m

*	The net loan loss gain for the period ended April 2017 is due to loan impairment reversals.

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Nordic Investment Bank	Interim Management Statement January–April 2017

Financial position

(in EUR millions)	Apr 2017*	Apr 2016*	Dec 2016
Cash and cash equivalents	3,686	3,687	4,456
Financial placements	6,538	6,059	6,600
Loans outstanding	16,681	15,658	16,640
Derivatives	1,636	1,801	2,157
Other assets	283	276	325

Total assets	28,824	27,481	30,178

Equity	3,398	3,157	3,275
Owed to credit institutions	1,007	939	1,329
Debts evidenced by certificates	22,926	21,156	23,907
Derivatives	1,322	1,352	1,444
Other liabilities	171	877	223

Total liabilities and equity	28,824	27,481	30,178

*	Unaudited figures, to be read in conjunction with NIB’s 2016 audited financial statements.

Loans outstanding

Total loans outstanding amounted to EUR 16,681 million which is EUR 1,023 million higher than at 30 April 2016. Total loans agreed in the period amounted to EUR 610 million, which is EUR 255 million less than for the same period in 2016; however, demand for NIB’s long-term financing remains strong and total disbursements are expected to increase in the coming months.

Lending

in EUR millions, unless otherwise specified	Apr 2017	2016	2015	2014
Loans agreed, including green bond investments, according to business areas:	610	4,363	2,830	2,389
- Energy and environment	29	1,534	710	630
- Infrastructure , transportation and telecom	—	1,198	823	557
- Industries and services	444	912	996	926
- Financial institutions and SMEs	136	720	301	277

Loans disbursed, total	781	3,373	2,716	2,274

Number of loan agreements, incl. green bond investments	12	66	45	45

Repayments/prepayments	549	2,465	2,351	2,005

Loans outstanding and guarantees	16,681	16,640	15,627	15,156
- Member countries	14,994	14,831	13,347	12,705
- Non-member countries	1,722	1,851	2,341	2,506

Net loan losses	7	-20	-3	-21

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Nordic Investment Bank	Interim Management Statement January–April 2017

Loans outstanding development during 2017 (EUR millions)

Total loans outstanding excluding exchange rate and valuation effects increased from EUR 16,640 million to EUR 16,879 million. The book value amounted to EUR 16,681 million due to foreign exchange and hedge accounting effects of EUR 178 million and EUR 21 million, respectively.

Mission fulfilment

Projects financed by the Bank are expected to contribute to the Bank’s mission of improving competitiveness and the environment in the Nordic–Baltic countries. Before approval is given in each individual case, all eligible investments are scrutinised and rated against the criteria developed on the basis of the Bank’s mission. In 2017, loans achieving a “good” or “excellent” mandate rating accounted for 91% of the total amount of loans agreed. Some 44% of the new lending is classified as environmental.

Mandate rating for agreed loans

(excluding lending green bond purchases)

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Nordic Investment Bank	Interim Management Statement January–April 2017

Funding

The funding plan for 2017 is EUR 4.5 billion. The strategy for 2017 is to complete between one and three benchmark transactions in US dollars and/or euros, complemented by other public and private issues in order to maintain a diversified portfolio of currencies and a global investor base.

During the period, NIB raised EUR 2,543 million (Jan–Apr 2016: EUR 2,470 million) in new funding through 32 new bond issues. The Bank’s first global benchmark of the year was issued on 24 January. The five-year, USD 1.25 billion issue pays a semi-annual coupon of 2.125%, offering a spread of +23.5 basis points over the reference UST 2%, due in December 2021. This was equivalent to 17 basis points over mid swaps. During the first months of 2017, NIB also increased outstanding public issues by GBP 250 million and AUD 145 million. In the Nordic currencies, NOK 500 million and SEK 500 million were raised. In addition, private placements in ARS, BRL, EUR, INR, TRY and USD were issued.

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Nordic Investment Bank	Interim Management Statement January–April 2017

Statement of comprehensive income

EUR 1,000	Jan-Apr 2017*	Jan-Apr 2016*	Jan-Dec 2016
Interest income	100,254	102,415	311,856
Interest expense	-20,017	-27,231	-70,047

Net interest income	80,237	75,183	241,809

Commission income and fees received	1,980	3,096	13,124
Commission expense and fees paid	-1,269	-1,072	-2,025

Net fee and commission income	711	2,024	11,099

Net profit/loss on financial operations	39,417	-3,312	23,292
Foreign exchange gains and losses	-126	-52	22

Total operating income	120,238	73,842	276,222

Expenses
General administrative expenses
Personnel expenses	-11,454	-11,362	-28,637
Other administrative expenses	-4,959	-5,471	-13,617
Depreciation	-625	-736	-2,319

Total operating expenses	-17,037	-17,570	-44,573

Profit before loan losses	103,200	56,272	231,649
Net loan losses	7,103	-5,441	-19,839

Net profit for the period	110,304	50,831	211,810

Other comprehensive income**
Items that will not be reclassified to income statement
Valuation of cross currency basis spread	12,388	-37,508	-28,202
Items that will be reclassified to income statement
Net change in cash flow hedge reserve	—	-3,125	—

Total other comprehensive income	12,388	-40,633	-28,202

Total comprehensive income	122,693	10,199	183,608

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2016.
**	The movement in the fair value of cross currency basis spreads if hedging swaps is recognised in the hedging reserve. The effective portion of net change in fair value hedging instruments of cash flow hedges is also recognised in the hedging reserve. These swaps will be held to maturity, and the unrealised gains and losses due to cross-currency basis spreads will be zero at maturity.

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Nordic Investment Bank	Interim Management Statement January–April 2017

Statement of financial position

EUR 1,000	30 Apr 2017*	30 Apr 2016*	31 Dec 2016
ASSETS
Cash and cash equivalents	3,686,416	3,687,423	4,455,860
Financial placements
Placements with credit institutions	8,771	8,471	8,771
Debt securities	6,511,382	6,028,544	6,572,244
Other	17,449	22,080	18,901

	6,537,602	6,059,095	6,599,916
Loans outstanding	16,680,661	15,657,593	16,640,030
Intangible assets	2,917	—	938
Tangible assets, property and equipment	27,234	27,706	26,723
Other assets
Derivatives	1,636,182	1,801,309	2,156,921
Other assets	18,651	24,582	12,589

	1,654,833	1,825,891	2,169,510
Accrued interest and fees receivable	234,339	223,346	285,353

TOTAL ASSETS	28,824,003	27,481,054	30,178,330

LIABILITIES AND EQUITY
Liabilities
Short-term amounts owed to credit institutions	992,617	921,340	1,310,873
Long-term amounts owed to credit institutions	14,882	18,000	17,973

	1,007,498	939,340	1,328,846
Repurchase agreements	—	717,212	—
Debts evidenced by certificates
Debt securities issued	22,846,736	21,095,828	23,825,644
Other debt	79,743	60,077	81,745

	22,926,479	21,155,905	23,907,389
Other liabilities
Derivatives	1,321,795	1,352,191	1,444,341
Other liabilities	11,786	12,052	11,355

	1,333,581	1,364,242	1,455,696
Accrued interest and fees payable	158,647	147,659	211,294

Total liabilities	25,426,205	24,324,358	26,903,225

Equity	3,397,797	3,156,696	3,275,105

TOTAL LIABILITIES AND EQUITY	28,824,003	27,481,054	30,178,330

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2016.

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Nordic Investment Bank	Interim Management Statement January–April 2017

Statement of changes in equity

EUR 1,000	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Funds available for appropriation	Hedging Reserve	Total
Equity at 31 December 2015	418,602	686,325	1,430,252	395,919	215,398	0	3,146,497

Profit for the period	—	—	—	—	50,831	—	50,831
Other comprehensive income	—	—	—	—	—	-40,633	-40,633

Total comprehensive income	0	0	0	0	50,831	-40,633	10,199

Transaction with owners in their capacity as owners
Appropriations between reserve funds	—	—	110,398	50,000	-160,398	—	0

Equity at 30 April 2016	418,602	686,325	1,540,651	445,919	105,831	-40,633	3,156,696

Profit for the period	—	—	—	—	160,979		160,979
Other comprehensive income	—	—	—	—		12,430	12,430

Total comprehensive income	0	0	0	0	160,979	12,430	173,409

Transaction with owners in their capacity as owners
Dividends	—	—	—	—	-55,000	—	-55,000

Equity at 31 December 2016	418,602	686,325	1,540,651	445,919	211,810	-28,202	3,275,105

Profit for the period	—	—	—	—	110,304	—	110,304
Other comprehensive income	—	—	—	—	—	12,388	12,388

Total comprehensive income	0	0	0	0	110,304	12,388	122,693

Transaction with owners in their capacity as owners
Appropriations between reserve funds	—	—	156,810	—	-156,810	—	0

Equity at 30 April 2017	418,602	686,325	1,697,461	445,919	165,304	-15,814	3,397,797

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Nordic Investment Bank	Interim Management Statement January–April 2017

Cash flow statement

EUR 1,000	Jan-Apr 2017	Jan-Apr 2016	Jan-Dec 2016
Cash flows from operating activities
Net profit for the period	110,304	50,831	211,810

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-28,674	-3,144	1,548
Depreciation and write-down in value of tangible and intangible assets	625	736	2,319
Change in accrued interest and fees (assets)	51,014	75,631	13,625
Change in accrued interest and fees (liabilities)	-52,647	-75,141	-11,506
Net loan losses	-7,103	5,441	19,839
Adjustment to hedge accounting	-9,119	7,798	-4,271
Other adjustments to the period’s profit	2,918	2,850	-628

Adjustments, total	-42,988	14,171	20,926

Lending
Disbursements of loans	-781,386	-627,128	-3,373,252
Repayments of loans	549,247	606,243	2,464,579
Capitalisations, redenominations, index adjustments, etc.	-418	-1	-32
Exchange rate adjustments	178,124	37,127	-110,135

Lending, total	-54,433	16,241	-1,018,840

Cash flows from operating activities, total	12,884	81,244	-786,103

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-949,100	-803,263	-2,287,945
Sold and matured debt securities	961,841	833,895	1,843,682
Placements with credit institutions	—	-550	-850
Other financial placements	1,332	—	2,714
Exchange rate adjustments, etc.	47,809	25,436	-47,891

Placements and debt securities, total	61,882	55,518	-490,290

Other items
Acquisition of intangible assets	-1,979	—	-938
Acquisition of tangible assets	-1,136	-83	-682
Change in other assets	-5,149	-1,042	10,698

Other items, total	-8,264	-1,125	9,078

Cash flows from investing activities, total	53,618	54,394	-481,212
Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	2,543,225	2,470,388	6,700,059
Redemptions	-3,040,611	-3,399,482	-3,823,944
Exchange rate adjustments	-521,712	-539,890	380,563

Debts evidenced by certificates, total	-1,019,097	-1,468,984	3,256,678

Other items
Long-term placements from credit institutions	-3,091	—	-27
Change in swap receivables	541,892	756,950	265,363
Change in swap payables	-37,825	-132,106	-86,468
Change in other liabilities	432	2,106	1,409
Dividend paid	—	—	-55,000

Other items, total	501,408	626,950	125,277

Cash flows from financing activities, total	-517,689	-842,034	3,381,955

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-451,188	-706,396	2,114,639

Opening balance for cash and cash equivalents, net	3,144,987	1,030,348	1,030,348

Closing balance for cash and cash equivalents, net	2,693,799	323,952	3,144,987

Additional information to the statement of cash flows
Interest income received	151,267	178,046	325,481
Interest expense paid	-72,665	-102,373	-81,553

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Nordic Investment Bank	Interim Management Statement January–April 2017

Basis of preparation

This unaudited Interim Management Statement is not presented in accordance with IAS 34 Interim Financial Reporting.

The accounting policies and methods of computation are largely the same as described in Note 1 to the Financial Report 2016; however, the disclosure is significantly less.

Ratio definitions

Equity/Total Assets =	Total equity at reporting date Total assets at reporting date

Profit/average equity =	Annualised profit for the period Average equity for the period

Cost/income =	Total operating expenses for the period Total operating income for the period

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